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                                                                    EXHIBIT 23.1



              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE



     We consent to the use in this Amendment No. 4 to Registration Statement No. 333-48038 of Reliant Resources, Inc. on Form S-1 of our report dated January 15, 2001 on the consolidated financial statements of Reliant Resources, Inc. as of December 31, 1998 and 1999 and September 30, 2000 and for the three year period ended December 31, 1999 and the nine months ended September 30, 2000, our report dated July 12, 2000 and August 24, 2000 with respect to Note 8(c) on the combined financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC and Related Companies as of December 31, 1999 and for the period from November 24, 1999 to December 31, 1999 and our report dated October 14, 2000 on the combined financial statements of Reliant Energy Services, Inc. and Related Company for the seven months ended July 31, 1997 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



     Our audits of the consolidated financial statements of Reliant Resources, Incorporated referred to in our aforementioned report also included the financial statement schedule of Reliant Resources, Inc. listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ DELOITTE & TOUCHE LLP

Houston, Texas

January 15, 2001